                                                                    Exhibit 10.1

                                    AGREEMENT

              This Agreement (this "Agreement") is made as of December 12, 2001, among Bioject Medical Technologies Inc., an Oregon corporation (the "Company"), Elan Pharmaceutical Investments, Ltd. ("EPIL") and Elan International Services, Ltd. ("EIS" and together with EPIL, "Elan").

              WHEREAS, the Company and Elan are parties to that certain Securities Purchase Agreement dated as of October 15, 1997 (as amended by the Amendment to Securities Purchase Agreement dated January 15, 1998 by the Company and EIS, the Agreement to Amend Securities Purchase Agreement and Certain Related Securities dated June 30, 1999 among the Company, EIS and Marathon Medical Technologies, Inc. (the "1999 Amendment") and the Agreement by the Company and EIS dated May, 2000, all of which are attached as Annex I and referred to collectively in this Agreement as the "Purchase Agreement"), relating to the issuance and sale to Elan of the Securities subject to the terms of the relevant Transaction Documents (as modified, amended or supplemented to the date hereof, the "Existing Transaction Documents"). Capitalized terms used in this Agreement without definition shall have the meanings given such terms in the Purchase Agreement.

              WHEREAS, EIS has previously assigned to EPIL all of its interests in the Securities after the date of issuance thereof; and

              WHEREAS, the Company and Elan have agreed to amend certain of the Existing Transaction Documents and make certain agreements with respect to the Securities held by Elan from time to time.

              NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

              1. Amendments to Transaction Documents.

                     (a) Article IV, Section 2.3(a)(1) of the Amended and Restated Articles of Incorporation of Bioject Medical Technologies Inc., as in effect on the date hereof (the "Articles of Incorporation" (attached hereto as Annex II)) shall be deemed by the parties hereto to be deleted in its entirety as of the Effective Date (as defined in Section 4 below) and replaced with the following language:

              "Each outstanding share of Series A Preferred Stock shall accrue from the date of issuance through October 15, 2001 a dividend equal to 9%


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                                      -2-

              per annum of the Preferred Issuance Price of Series A Preferred Stock, compounded semiannually beginning on September 2, 1998; such dividend shall be paid by the issuance of additional shares of Series A Preferred Stock, based upon a value equal to the Preferred Issuance Price."

                     (b) Article IV, Sections 2.6(a)(1) and (3) of the Articles of Incorporation shall be deemed by the parties hereto to be deleted in their entirety and of no further force or effect whatsoever as of the Effective Date.

                     (c) Article IV, Section 2.6(a)(2) of the Articles of Incorporation shall be deemed by the parties hereto to be deleted in its entirety as of the Effective Date and renumbered as Section 2.6(a) and replaced with the following language:

              "Series A Preferred Stock. All holders of Series A Preferred Stock issued as of December 12, 2001, shall have the right to convert at any time each share of Series A Preferred Stock into two shares of Common Stock as of such date (which amount gives effect to the Reverse Stock Split described in Section 1.1), subject to Section 2.6(e) below (the "Antidilution Adjustments")."

                     (d) Article IV, Section 2.6(c)(1) of the Articles of Incorporation shall be deemed by the parties hereto to be deleted in its entirety and of no further force or effect whatsoever as of the Effective Date.

                     (e) Article IV, Section 2.6(c)(2) of the Articles of Incorporation shall be deemed by the parties hereto to be deleted in its entirety as of the Effective Date and renumbered as Section 2.6(c) and replaced with the following language:

              "Series C Preferred Stock. All holders of Series C Preferred Stock issued as of December 12, 2001 shall have the right to convert at any time each share of Series C Preferred Stock into two shares of Common Stock as of such date (which amount gives effect to the Reverse Stock Split described in Section 1.1), subject to the Antidilution Adjustments."

                     (f) Article IV, Sections 2.7(a) and (c) of the Articles of Incorporation shall be deemed by the parties hereto to be deleted in their entirety and of no further force or effect whatsoever as of the Effective Date.


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                                      -3-

                     (g) Section 5(c) of the Purchase Agreement is hereby deleted in its entirety and of no further force or effect whatsoever as of the Effective Date.

                     (h) Pursuant to Section 8(a) of the Series "K" Warrant to Purchase Shares of Common Stock originally issued by the Company to Elan International Services, Ltd. in connection with the Purchase Agreement (the "Series K Warrant"), a copy of which is attached as Annex III, the Series K Warrant is hereby terminated and is of no further force or effect whatsoever.

                     (i) Section 1 of the Series "P" Common Stock Purchase Warrant of the Company originally issued by the Company to EIS, pursuant to the 1999 Amendment (the "Series P Warrant"), a copy of which is attached as Annex IV, is hereby amended as of the Effective Date by adding the following language after the first sentence thereof:

              "Notwithstanding the foregoing, the holder hereof shall exercise this Warrant (by payment of the applicable Exercise Price (in cash or by cancellation of indebtedness of the Corporation to the holder hereof as provided in Section 2 of this Warrant)), (i) on the Effective Date (as defined in the Agreement among the Company and Elan Pharmaceutical Investments, Ltd. and Elan International Services, Ltd. dated December 12, 2001 (the "Agreement")) for 252,666 shares of the Warrant Stock, (ii) within 30 days of the holder's receipt of written notice from the Corporation that on the first anniversary of the Effective Date the Market Price (as defined below) of common stock of the Corporation (the "Common Stock") was at least $12.50 per share (such notice to include evidence reasonably satisfactory to the holder hereof as to the basis for the calculation of such price and to be given no later than the fifth business day following such anniversary and in such manner as is specified in Section 9 of the Agreement), for 252,667 shares of the Warrant Stock and (iii) within 30 days of the holder's receipt of written notice from the Corporation that on the second anniversary of the Effective Date the Market Price of the Common Stock was at least $15.00 per share (such notice to include evidence reasonably satisfactory to the holder hereof as to the basis for the calculation of such price and to be given no later than the fifth business day following such anniversary and in such manner as is specified in Section 9 of the Agreement), for the remaining Warrant Stock not previously purchased pursuant to an exercise of this Warrant; provided, however, the holder hereof is not obligated to make any such exercise unless at such time at least one or more registration statements is then effective pursuant to which all the


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                                      -4-

              Warrant Stock issued or issuable upon exercise hereof may be publicly sold by such holder under the Securities Act of 1933, as amended; provided, further, however, that notwithstanding the foregoing provisions of this sentence, the holder of this Warrant retains the right to exercise this Warrant at any time pursuant to the first sentence of this Section 1. In the event that the holder hereof has not exercised this Warrant for all Warrant Stock as of the close of business on the later of (x) the fifth business day after the second anniversary of the Effective Date if no notice pursuant to clause (iii) above has been delivered to the holder hereof on or before such date or (y) the 30th day following receipt by the holder hereof of any notice pursuant to clause
              (iii) above, as a result of the failure of the conditions set forth in the immediately preceding sentence, then thereafter the provisions of such sentence shall terminate and have no further force or effect. All share amounts and prices per share in this
              Section 1 shall be subject to appropriate adjustment from time to time pursuant to Section 11 of this Warrant.

              "Market Price" means, with respect to each anniversary of the Effective Date requiring a calculation thereof as provided above, the average of the daily Closing Prices (as defined below) per share of the Common Stock for the 10 consecutive trading days ending on the trading day immediately preceding such anniversary; provided, however, that in the event that the Market Price is determined during a period following the announcement by the Corporation of (A) a dividend or distribution of Common Stock, or
              (B) any subdivision, combination or reclassification of Common Stock and prior to the expiration of 20 business days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Market Price shall be appropriately adjusted to reflect the current market price per share equivalent of the Common Stock. "Closing Price" means the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported by NASDAQ or such other principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm reasonably selected by the holder of this Warrant for purposes of estab-lishing whether this Warrant must be exercised pursuant to the second sentence of this Section 1."

                     (j) Section 6 of the Series P Warrant is hereby deleted in its entirety and of no further force or effect as of the Effective Date.

              2. Resale of Common Stock; Etc.

                     (a) Elan hereby agrees to sell, in one transaction or a series of related or unrelated transactions, the 545,455 shares of Common Stock originally acquired under the Purchase Agreement and the 252,666 shares of Common Stock to be acquired by Elan on the Effective Date upon the exercise of the Series P Warrant pursuant to Section 1(i) of this Agreement (the "Original Shares") to one or more individuals, partnerships, corporations, limited liability companies or other entities not affiliates of Elan (any such entity, a "Non-Affiliate") on or before March 31, 2002; provided, (A)(i) on or before January 8, 2002, Elan may contract to sell such shares in any such transaction (for any or all of the Original Shares) in a manner and at such time as Elan may determine and (ii) on and after January 9, 2002 through and including March 31, 2002, Elan shall contract to sell such shares in any such transaction with respect to such Original Shares not sold pursuant to the foregoing clause (i) exclusively through Leerink Swann & Company under the same terms and conditions as sales of Common Stock by the Company, on a pro rata basis (determined by reference to the number of Original Shares not sold (or contracted to be sold) pursuant to the foregoing clause (i) and the number of shares of Common Stock the Company identifies to Leerink Swann & Company for sale during such period) and (B) in any one such transaction the consideration Elan receives per Original Share (subject to adjustment to reflect any subdivision or combination of the Common Stock on or before the date of any such transaction, including the Reverse Stock Split (as defined in the Articles of Incorporation) shall be no less than $10.25 per share, net of any commissions, fees or discounts charged in connection with such transaction; provided, that, except with respect to any transaction contemplated by clause (A)(ii) of the first proviso of this Section 2(a), Elan shall not be obligated to make any such sale pursuant to this Section 2(a) unless at such time at least one or more registration statements is then effective pursuant to which the Original Shares may be publicly sold by Elan under the Securities Act of 1933, as amended (the "Securities Act"); provided, further, if on or before March 31, 2002 Elan has not disposed of all of its Original Shares pursuant to this Section 2(a) as a result of the failure of the conditions hereof to be satisfied, then the provisions of this Section 2(a) shall terminate as of the close of business on such date and Elan shall have no further obligations under this Section 2(a).


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                                      -6-

                     (b) The parties hereto hereby agree that, after the earlier of March 31, 2002 or the sale of all of the Original Shares as contemplated by Section 2(a) of this Agreement, Elan may sell any shares of Common Stock, including shares of Common Stock acquired upon conversion of the Series A Preferred Stock or the Series C Preferred Stock or upon exercise of the Series P Warrant after the Effective Date, and any shares of the Series A Preferred Stock or Series C Preferred Stock, and any Series P Warrants, in each case in a manner and at such time as Elan may determine, subject to any holdback agreements contemplated by the Registration Rights Agreement and any applicable securities law restrictions.

                     (c) The parties hereto agree that notwithstanding the provisions of any Existing Transaction Document, Elan is not subject to any provisions of any Existing Transaction Document limiting or restricting its ability to sell any of the Securities (other than any holdback agreements contemplated by the Registration Rights Agreement), including the Original Shares and any Common Stock acquired upon exercise of the Series P Warrant or conversion of the Series A Preferred Stock or Series C Preferred Stock, at any time or in any manner, other than any applicable restrictions under the Securities Act.

              3. Waivers.

                     (a) The Company hereby waives as of the Effective Date any rights it had prior to the date hereof solely with respect to those provisions of the Articles of Incorporation deemed to be amended or deleted pursuant to Sections 1(a) through (f) hereof (the "Amendments to the Articles"), including any right to redeem the Series A Preferred Stock and hereby rescinds any action heretofore undertaken in any manner or to any extent to exercise any such right, and waives any right it would have hereafter under such provisions whether or not the Amendments to the Articles are approved by the Company's shareholders.

                     (b) Elan hereby waives any rights as a holder of the Series A Preferred Stock or Series C Preferred Stock it had prior to the date hereof solely with respect to those provisions deemed to be amended or deleted by the Amendments to the Articles and waives any right it would have hereafter under such provisions whether or not the Amendments to the Articles are approved by the Company's shareholders.

              4. Conditions. This Agreement shall become effective upon the date (the "Effective Date") that


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                                      -7-

                     (a) all of the following, duly executed, have been delivered to Elan:

                            (i) this Agreement;

                            (ii) Certificates for 260,044 shares of Series A
              Preferred Stock, which the parties agree represents all dividends accrued on the Series A Preferred Stock from the date of first issuance thereof through and including October 15, 2001;

                            (iii) Certificates for the shares of Common Stock
              being acquired by Elan pursuant to the exercise of the Series P Warrant as contemplated by Section 1(i) of this Agreement; and

                            (iv) An opinion of counsel of the Company, in the
              form attached to this Agreement as Annex V, as to the matters set forth in Section 6(a) hereof;

                            (v) Supplements to the currently effective
              prospectuses to cover the sale by EPIL of the Original Shares.

                     (b) all of the following, duly executed, have been delivered to Bioject:

                            (i) this Agreement;

                            (ii) the cash amount of $1,894,995, representing the
              exercise price for the shares to be purchased by Elan pursuant to the exercise of the Series P Warrant as contemplated by Section 1(i) of this Agreement;

                            (iii) the original Series K Warrant for
              cancellation; and

                            (iv) the cash amount of $100,000 in consideration
              for the option granted pursuant to Section 8 of this Agreement.

The parties agree to take all actions required as conditions so that the Effective Date shall occur no later than December 14, 2001.

              5. Covenants.

                     (a) The Company hereby covenants that at its next regularly scheduled annual meeting of its shareholders it shall request and use its best efforts to obtain shareholder approval of the Amendments to the Articles; provided, Elan shall have the right to review and comment on the proxy material to be distributed in connection with any such annual meeting; provided, further, in the event that the shareholders do not approve the Amendments to the Articles as contemplated by this Section 5(a) on or before the first anniversary of the Effective Date, the Company covenants that it will issue to Elan a warrant exercisable at a nominal exercise price for a number of shares of Common Stock equal in value (based on the Market Price thereof on such anniversary as defined in the Series P Warrant) on such first anniversary to the sum of (x) the valuation of all of the shares of Series A Preferred Stock held by Elan on such date (including the valuation of the conversion feature of such shares based on the Black-Scholes method of valuation of securities with option features, giving effect to the adoption of the Amendments to the Articles) minus the valuation of all of such shares (including the valuation of the conversion feature of such shares based on the Black-Scholes method of valuation of securities with option features, without giving effect to the adoption of the Amendments to the Articles) plus (y) 10% of the difference in valuations specified in clause (x); provided, the parties hereto agree that the valuation and methods contemplated hereby will be pursuant to such further agreements as to the procedures for such valuation as the parties shall mutually agree to.

                     (b) In addition to the rights and obligations of the parties hereto under the Registration Rights Agreement, including the provisions of Section 6 thereof, the Company hereby covenants that the Company shall use its best efforts to keep the currently effective registration statements of the Company effective until all shares of Common Stock held by Elan as of the Effective Date and all shares of Common Stock issuable upon conversion of the Series A Preferred Stock or the Series C Preferred Stock and the exercise of the Series P Warrant are
       (A) sold pursuant to an effective registration statement under the Securities Act, (B) eligible to be sold into the public market without regard to volume limitations under Rule 144(k) promulgated under the Securities Act (or any successor rule), or (C) sold pursuant to Rule 144.

                     (c) The Company covenants not to sue EIS, EPIL or Elan Corporation, plc including, as applicable, all of the direct or indirect stockholders, members and affiliates thereof (including, but not limited to, parent, subsidiary and affiliated corporations or other entities) and each of their respective past and present officers, directors, members, agents, employees, representatives, lawyers, administrators, spouses, and all persons acting by, through, under, or in concert with them (collectively, the "Elan Entities") with respect to any and all claims for damages or other sums, including attorneys' fees and costs, or for any other relief or remedy, which the Company may have against them, or any of them, which could have arisen out of any act or omission with respect to the Company's redemption rights that were the basis for the Complaint (as defined in Section 7 hereof) (each a "Complaint Related Claim") and covenants to indemnify and hold harmless each Elan Entity from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) arising out of any Complaint Related Claim that may be alleged by any other party.

                     (d) Elan hereby covenants to (i) use its best efforts to cooperate with the Company in causing the Amendments to the Articles to be approved, including, without limitation, voting all of its shares of the Company's stock in favor of the proposals relating to the Amendments to the Articles and (ii) notify the Company promptly after the consummation of each transaction contemplated by Section 2(a) of this Agreement.

              6. Representations and Warranties.

                     (a) The Company represents and warrants to Elan that (i) attached hereto as Annex II is a true and complete copy of the Articles of Incorporation; (ii) the Company is a corporation duly organized and validly existing under the laws of Oregon, with all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iii) the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (iv) as of the Effective Date the registration statements covering the sale of the shares of Common Stock held by Elan have been declared effective under the Securities Act by the Securities and Exchange Commission and have not been withdrawn by the Company and to the Company's knowledge no stop order proceedings with respect thereto are pending or threatened under the Securities Act.

                     (b) Elan represents and warrants to the Company that (i) Elan now has good and marketable title to all of the shares of Preferred Stock and Common Stock of the Company issued to Elan pursuant to the Purchase Agreement, the Series K Warrant and the Series P Warrant, free and clear of any liens, encumbrances and claims, and full right, power and authority to effect the sale and delivery of such securities; (ii) each of the Elan entities is a corporation duly organized and validly existing under the laws of its incorporation, with all corpo-rate power and authority necessary to execute, deliver and perform its obligations under this Agreement; (iii) the execution, delivery and performance by Elan of this Agreement has been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of Elan, enforceable against Elan in accordance with its terms.

              7. Dismissal of the Complaint. Within 2 business days after the Effective Date, the Company and all those under its control shall, in the form attached hereto as Annex VI, arrange for the dismissal of the lawsuit entitled Bioject Medical Technologies Inc. v. Elan Corporation, plc, et. al, Case No.01-CV-1438-AS, filed in the United States District Court for the Federal District of Oregon (the "Complaint"). The Company shall promptly provide evidence of such dismissal to Elan. By entering into this Agreement no party is making any admission of liability, nor admitting the sufficiency of any other party's allegations in the Complaint. Instead, the parties hereto have entered into this Agreement to compromise disputed claims and to avoid the further expense and burden of litigation. No party admits liability, wrongdoing, or any sort of malfeasance.

              8. License Agreement Option. In separate consideration of the payment of the sum of $100,000 simultaneously with the execution of this Agreement, the Company grants to EIS an option, but not the obligation, exercisable on or prior to the six-month anniversary of the Effective Date to obtain a license of the Company's Iject product for any one drug of Elan or of a joint venture partner of Elan, the form and substance of which license agreement shall be negotiated in good faith by the parties hereto.

              9. Notice. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or when sent if sent by nationally-recognized overnight courier or by registered or certified airmail, return receipt and postage prepaid, or by facsimile transmission, addressed as follows:

              If to the Company:

              Bioject Medical Technologies, Inc.
              7620 S.W. Bridgeport Road
              Portland, Oregon 97224
              Fax: (503) 620-6431
              Attention: James C. O'Shea

              With a copy to:

              Stoel Rives LLP
              900 SW Fifth Avenue, Suite 2600
              Portland, Oregon  97204
              Fax: 503-220-2480
              Attention: Todd Bauman

              If to EPIL or EIS:

              c/o Elan Pharmaceutical Investments, Ltd.
              102 St. James Court
              Flatts Smiths FL04, Bermuda
              Fax: (441)292-2224
              Attention: Kevin Insley

              With a copy to:

              Cahill Gordon & Reindel
              80 Pine Street
              New York, NY 10005
              Fax: (212)269-5420
              Attention: William Hartnett

              10. Specific Performance, Etc. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

              11. Expenses. Each party hereto shall be responsible for payment of its own attorneys' fees, costs, and other legal expenses incurred through the date of this Agreement.

              12. Confidentiality; Non-Disclosure.

                     (a) Subject to clause (b) below, from and after the date hereof, neither the Company, EIS nor EPIL (nor their respective affiliates) shall disclose to any person or entity this Agreement or the other Transaction Documents or the contents thereof or the parties thereto, except that such parties may make such disclosure (x) to their directors, officers, employees and advisors, and potential bank creditors and investors, so long as they shall have advised such persons of the obligation of confidentiality herein and for whose breach or default the disclosing party shall be responsible or (y) as required by applicable law, rule, regu-lation or judicial or administrative process (it being expressly understood by the parties hereto that the Company will file this Agreement with the first report on Form 10-Q filed after the Effective
       Date), provided, that the disclosing party uses commercially reasonable efforts to obtain an order or ruling protecting the confidentiality of confidential information identified as such by the other party contained herein or therein and notifies the other party five business days prior to such disclosure so that such other party may, if it chooses, request that the Company seek such relief (any such relief, "Confidential Treatment"). The parties shall be entitled to seek injunctive or other equitable relief in respect of any breach or threatened breach of the foregoing covenant without the requirement of posting a bond or other collateral.

                     (b) Attached hereto as Annex VII is a press release to be issued by the Company in respect of this Agreement and the transactions contemplated hereby (the "Initial Press Release"). After the Effective Date, the Company will not issue any press release containing, or otherwise publicly disclose, any confidential information that is the subject of a request for Confidential Treatment (whether or not such request has been approved), without obtaining the consent of Elan to the contents thereof, which consent shall not be unreasonably withheld or delayed; it being understood that if Elan shall not have responded to such consent request within three business days, such consent shall be deemed given.

              13. Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns. The successors and assigns of such persons shall include, without limitation, their respective receivers, trustees or debtors-in-possession and the successors and assigns of Elan shall include any transferee of any shares of Series A Preferred Stock.

              14. Further Assurances. Each of the parties hereto agrees to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as may reasonably be deemed necessary or desirable in order to carry out the intent and purposes of this Agreement.

              15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PROVISIONS THEREOF.

              16. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provi-sion shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              17. Integration, Etc. This Agreement (together with the Annexes hereto) is intended to be and constitutes the final, complete and exclusive Agreement between the parties regarding the subject matter of this Agreement and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into and superseded by this Agreement. No parol or extrinsic evidence of any kind and no course of dealing or usage of trade or course of performance shall be used to vary, contradict, supplement or add to the terms of this Agreement. No amendment or waiver hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given; provided, except as amended hereby, the Existing Transaction Documents remain unmodified and in full force and effect.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.


BIOJECT MEDICAL TECHNOLOGIES, INC.      ELAN INTERNATIONAL SERVICES, LTD.


By:                                     By:
   -----------------------------------     -------------------------------------

ELAN PHARMACEUTICAL
INVESTMENTS, LTD.


By:
   -----------------------------------